Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Brian Carney	Investor Relations:
	Executive Vice President, CFO	Don Tomoff
	Jo-Ann Stores, Inc.	Vice President, Finance
	330/656-2600	Jo-Ann Stores, Inc.
	http://www.joann.com	330/463-6815

JO-ANN STORES ANNOUNCES

6.8% SAME-STORE SALES INCREASE IN JUNE

HUDSON, OH — July 8, 2004 — Jo-Ann Stores, Inc. (NYSE: JAS), the leading national fabric and craft retailer, reported today that June net sales increased 7.0% to $146.0 million from $136.4 million in the same period last year. June same-store sales increased 6.8% versus a same-store sales decrease of 2.5% in June last year

Through the first nine weeks of the second quarter, net sales increased 4.9% to $256.9 million from $244.8 million for the same period last year. Same-store sales increased 4.7% for the nine weeks quarter-to-date versus a same-store sales decrease of 0.4% for the same period last year.

Year-to-date net sales increased 6.8% to $661.8 million from $619.7 million in the prior year. Same-store sales increased 5.8% year-to-date versus a 1.4% same-store sales increase for the same period last year.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 770 Jo-Ann Fabrics and Crafts traditional stores and 97 Jo-Ann superstores.